MERGER AGREEMENT

This agreement of merger is made this 21 day of November 2007, by and between Intrepid Global Imaging 3D, Inc., a Delaware corporation with its principal place of business at 224 Millview Way, Ponpe Verde Beach, FL 32082, and First Versatile Smartcard Solutions Corporation, a Philippines corporation, with its principal place of business at 143 Dela Rosa cor, Adelantado Sts., Legaspi Village, Makati City, Metro Manila, Philippines.

WHEREAS, First Versatile Smartcard Solutions Corporation, (“FVS”) is a corporation duly organized and existing under the laws of the Philippines, with its principal place of business at; and

WHEREAS, Intrepid Global Imaging 3D, Inc., (“Intrepid”) is a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business at 224 Millview Way, Ponpe Verde Beach, FL 32082; and

WHEREAS, the authorized capital stock of Intrepid consists of 100,000,000 shares of common stock, $.001 par value of which there are currently 6,638,579 shares of common stock issued and outstanding; and

WHEREAS, The Boards of Directors of Intrepid and FVS deem it desirable and in the best interests of the corporations and their shareholders that FVS be merged into Intrepid in accordance with applicable Delaware Statutes in order that the corporations qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code and Florida Statute 607.1101.

NOW THEREFORE, in consideration of the mutual covenants, and subject to the terms and conditions hereinafter set forth, the constituent corporations agree as follows:

SECTION ONE - MERGER

FVS shall merge into Intrepid which shall be the surviving corporation.

SECTION TWO - TERMS AND CONDITIONS

On the effective date of the merger, the separate existence of the FVS shall cease, and Intrepid shall succeed to all the rights, ownership, privileges, immunities, and franchises, and all its property, without the necessity for any separate transfer. Intrepid shall thereafter be responsible and liable for all liabilities and obligations of FVS, , and neither the rights of creditors nor any liens on the property of FVS shall be impaired by the merger. In addition, Intrepid shall be fully vested in FVS’s rights, privileges, immunities, powers and franchises, subject to its restrictions, liabilities, disabilities, and duties, all as more particularly set forth in the applicable Delaware Statutes.

If at any time after the effective date Intrepid shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this agreement, the appropriate officers of Intrepid and/or FVS, as the case may be, whether past or remaining in office, shall execute and deliver, upon the request of Intrepid, any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts to vest, perfect, confirm, or record such title thereto in Intrepid, or to otherwise carry out the provisions of this Agreement.

After the effective date of the merger, each holder of certificates for shares of FVS shall surrender them to Intrepid in such manner as Intrepid shall legally require. On receipt of such certificates, Intrepid shall issue and exchange therefor certificates for shares of Intrepid representing the number of shares of such stock to which such holder is entitled as provided for herein. Holders of certificates of shares of FVS shall not be entitled to dividends payable on shares of stock in Intrepid until certificates have been issued to such shareholders. Thereafter, each such shareholder shall be entitled to receive any dividends on shares of Intrepid issuable to them hereunder that may have been declared and paid between the effective date of the merger and the issuance to such shareholder of the certificate for such shares in Intrepid.

SECTION THREE - CONVERSION OF SHARES

The manner and basis of converting the shares of the absorbed corporation into shares of the surviving corporation is as follows: Intrepid shall issue to the shareholders of FVS, an amount of shares such that the shareholders of FVS shall own 61% of the then total of issued and outstanding shares of common stock of Intrepid, after giving effect to the issuance of 3,000,000 restricted common shares to the Hamouth Family Trust and 2,000,000 restricted common shares to Roger Dunnavent.

SECTION FOUR - ARTICLES OF INCORPORATION

The Articles of Incorporation of Intrepid shall continue to be its Articles of Incorporation following the effective date of the merger.

SECTION FIVE - BY-LAWS

The by-laws of Intrepid shall continue to be its bylaws following the effective date of the merger.

SECTION SIX - DIRECTORS AND OFFICERS

The directors and officers Atlantis as of the date of the merger, shall be:

SECTION SEVEN - APPROVAL OF SHAREHOLDERS

This Agreement of Merger shall be submitted for the approval of the shareholders of the constituent corporations in the manner provided by applicable law at meetings to be held at such time as the boards of directors of the constituent corporations may agree.

SECTION EIGHT - EFFECTIVE DATE

The effective date of this merger shall be the date when a certificate of merger is filed with the Secretary of State of Delaware.
SECTION NINE - ABANDONMENT OF MERGER

This Agreement of May be abandoned by action of the board of directors of either Intrepid or FVS at any time prior to the effective date on the happening of either of the following events:

A. If the merger is not approved by the shareholders of either of the constituent corporations, or

B. If, in the judgment of the board of directors of either of the constituent corporations, the merger would be impracticable due to the number of dissenting shareholders asserting appraisal rights under applicable state law.

SECTION TEN - EXECUTION OF AGREEMENT

This agreement of merger may be executed in any number of counterparts, and each such counterpart shall constitute an original instrument.

EXECUTED on behalf of the parties by their officers, and sealed with their corporate seals, respectively, pursuant to the authorization of their respective boards of directors on the date first written above.

Global Imaging 3D, Inc.	First Versatile Smartcard
Solutions Corporation

By: __________________________	By:___________________
Richard Specht, President